Exhibit 99.1

KMG Chemicals, Inc. 9555 W. Sam Houston Parkway South Suite 600 Houston, TX 77099 USA

KMG Chemicals Reports First Quarter 2014 Financial Results

HOUSTON, Texas—(BUSINESS WIRE)—December 10, 2013—KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals to select markets, today announced financial results for the fiscal 2014 first quarter ended October 31, 2013.

2014 First Quarter Financial Review

•	Net sales were $93.6 million, an increase of 43.3% from the comparable quarter in fiscal 2013. The sales increase reflected the addition of OM Group’s Ultra Pure Chemicals (UPC) business, acquired in May 2013.

•	Adjusted EBITDA[1] of $8.0 million, compared to $9.3 million last year. First quarter fiscal 2014 adjusted EBITDA excludes $500,000 of integration expenses and $1.28 million of CEO transition expense, while first quarter fiscal 2013 adjusted EBITDA excludes $577,000 in acquisition expenses.

•	GAAP diluted earnings per share was $0.12 vs. $0.36 reported in the same period a year ago. First quarter EPS was adversely impacted by an increase of $960,000 in audit, tax and other professional service fees.

•	Adjusted (non-GAAP) diluted EPS, which excludes integration expenses and CEO transition expense, was $0.22.

Chris Fraser, KMG chairman and chief executive officer, said, “KMG achieved record quarterly revenue of $93.6 million in the first quarter, driven by our newly acquired UPC business. We have been pleased with the integration of the UPC business into our existing Electronic Chemicals business, and we continue to focus intensely on this initiative to ensure a seamless transition for our numerous customers in the global semiconductor industry.

“During the first quarter we announced a strategic manufacturing realignment of our global Electronic Chemicals business. Currently we are in the process of transferring production from the Fremont, California site primarily to our larger facilities in the U.S. In addition, we recently announced a consolidation plan for our European operations, involving the transfer of production from our Milan, Italy site to our other European facilities. We are confident these actions will yield enduring operating efficiencies for our global Electronic Chemicals business.”

Mr. Fraser continued, “In the first quarter, consolidated net income was negatively impacted by higher than anticipated audit, tax and professional service fees due to the coincident timing of the close of the UPC acquisition and our fiscal year-end filing. For the fiscal 2014 year, overall corporate overhead expense will be higher than last year’s level, reflecting the increased size and scope of our global operations.”

[1]	Non-U.S. GAAP measure. See Table 1 for reconciliation.

Phone: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG

First Quarter Results

Dollars in thousands, except EPS	Fiscal 2014		Fiscal 2013
(unaudited)		As		As
	Adjusted	Reported	Adjusted	Reported
	(non-GAAP)	(GAAP)	(non-GAAP)	(GAAP)
Net Sales	$93,560	$93,560	$65,336	$65,336
Operating Income	4,835	3,055	7,681	7,104
Operating Margin	5.2%	3.3%	11.8%	10.9%
Net Income	2,511	1,352	4,507	4,142
Diluted EPS	$0.22	$0.12	$0.39	$0.36

Electronic Chemicals

First Quarter Results

Dollars in thousands	Fiscal 2014		Fiscal 2013
		As	As
	Adjusted	Reported	Reported
	(non-GAAP)	(GAAP)	(GAAP)
Net Sales	$64,452	$64,452	$39,507
Operating Income	$3,838	3,338	5,072
Operating Margin	6.0%	5.2%	12.8%

For the first fiscal quarter, the Electronic Chemicals segment reported:

•	Sales of $64.5 million, up from $39.5 million in the same period a year ago. The increase in sales reflected the addition of the UPC business. Electronic Chemicals sales represented 69% of consolidated first quarter sales.

•	Adjusted operating income of $3.8 million, vs. $5.1 million last year. Including integration expenses of $500,000, operating income was $3.3 million.

•	Adjusted operating margin of 6.0% vs. 12.8% in the previous year. Including the impact of integration expenses, operating margin was 5.2%.

•	Depreciation and amortization expense of $3.2 million, compared to $1.6 million last year. Depreciation and amortization increased due to the acquisition of UPC assets.

Wood Treating Chemicals

Main: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG

First Quarter Results

Dollars in thousands	Fiscal 2014	Fiscal 2013
	As	As
	Reported	Reported
	(GAAP)	(GAAP)
Net Sales	$29,064	$25,700
Operating Income	2,505	3,366
Operating Margin	8.6%	13.1%

For the first fiscal quarter, the Wood Treating Chemicals segment reported:

•	Sales of $29.1 million, up 13.1% from the same period a year ago. The sales increase was due to higher volumes to the rail tie treating market. Wood Treating Chemicals sales represented 31% of consolidated first quarter sales.

•	Operating profit of $2.5 million, or 8.6% of sales, compared to $3.4 million, or 13.1% of sales, last year. The decrease in operating profit reflected a less favorable product mix.

Outlook

For fiscal 2014, the company issued the following forecast:

•	Consistent with prior guidance, consolidated net sales are forecast to exceed $350 million, benefiting from the acquisition of the UPC business.

•	Projected restructuring charges remain targeted at $4-5 million, partially offset by an estimated $2-3 million of restructuring-related synergies and commercial benefits. In addition, incremental capital expenditures of $2 million are expected to be incurred to accomplish these plans.

•	Depreciation and amortization expense of approximately $15 million, up approximately $7 million from fiscal 2013.

•	GAAP net income to decline from the level reported in fiscal 2013.

Conference call

Date: Tuesday, December 10, 2013

Time: 10:00 am ET

Dial in: 800-901-5241 or 617-786-2963

Conference ID: 96194428

The conference call will be webcast live via the “Investors” section of the Company’s website at http://kmgchemicals.com.

If you are unable to listen live, the conference call will be archived on the KMG website. A telephone replay of the call will also be available for one week, starting at 2:00 p.m. ET on December 10, 2013. To access the call, dial 888-286-8010 or 617-801-6888 using participant passcode 74745279.

Main: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Main: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except for per share amounts)

	Three Months Ended
	October 31,
	2013	2012
Net sales	$93,560	$65,336
Cost of sales	67,993	45,248

Gross profit	25,567	20,088

Distribution expenses	12,112	7,053
Selling, general and administrative expenses	10,400	5,931

Operating income	3,055	7,104

Other income (expense)
Interest expense, net	(663)	(411)
Other, net	(315)	(50)

Total other expense, net	(978)	(461)

Income from continuing operations before income taxes	2,077	6,643
Provision for income taxes	(725)	(2,435)

Income from continuing operations	1,352	4,208

Discontinued operations
Loss from discontinued operations, before income taxes	—	(102)
Income tax benefit	—	36

Loss from discontinued operations	—	(66)
Net income	$1,352	$4,142

Earnings per share:
Basic
Income from continuing operations	$0.12	$0.36
Loss from discontinued operations	—	—

Net income	$0.12	$0.36

Diluted
Income from continuing operations	$0.12	$0.36
Loss from discontinued operations	—	—

Net income	$0.12	$0.36

Weighted average shares outstanding:
Basic	11,575	11,436
Diluted	11,610	11,564

Main: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share amounts)

	October 31,	July 31,
	2013	2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$13,410	$13,949
Accounts receivable
Trade, net of allowances of $244 at October 31, 2013 and $224 at July 31, 2013	43,608	41,935
Other	3,227	4,210
Inventories, net	48,875	53,387
Current deferred tax assets	615	1,400
Prepaid expenses and other	2,920	3,955

Total current assets	112,655	118,836

Property, plant and equipment, net	97,822	96,688
Deferred tax assets	981	1,069
Goodwill	11,181	10,929
Intangible assets, net	29,087	29,261
Restricted cash	1,000	1,000
Other assets, net	4,228	4,232

Total assets	$256,954	$262,015

Liabilities & stockholders’ equity
Current liabilities
Accounts payable	$26,469	$35,492
Accrued liabilities	10,264	8,362
Employee incentive accrual	3,278	1,989

Total current liabilities	40,011	45,843

Long-term debt, net of current maturities	83,000	85,000
Deferred tax liabilities	9,946	11,462
Other long-term liabilities	2,490	2,470

Total liabilities	135,447	144,775

Commitments and contingencies
Stockholders’ equity
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 11,590,618 shares issued and outstanding at October 31, 2013 and 11,522,321 shares issued and outstanding at July 31, 2013	116	115
Additional paid-in capital	27,810	26,689
Accumulated other comprehensive loss	(364)	(2,504)
Retained earnings	93,945	92,940

Total stockholders’ equity	121,507	117,240

Total liabilities and stockholders’ equity	$256,954	$262,015

Main: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Three Months Ended
	October 31,
	2013	2012
Cash flows from operating activities
Net income	$1,352	$4,142
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,464	1,757
Amortization of loan costs included in interest expense	15	17
Stock-based compensation expense	1,243	181
Bad debt expense	111	73
Inventory valuation adjustment	(41)	(209)
Loss on disposal of property	4	9
Loss on sale of animal health business	—	57
Deferred income tax benefit	(820)	(221)
Tax benefit from stock-based awards	(217)	—
Changes in operating assets and liabilities
Accounts receivable — trade	(1,182)	2,723
Accounts receivable — other	999	(315)
Inventories	4,890	(5,038)
Other current and non-current assets	1,910	310
Accounts payable	(9,806)	1,901
Accrued liabilities and other	2,068	945

Net cash provided by operating activities	3,990	6,332

Cash flows from investing activities
Additions to property, plant and equipment	(2,665)	(1,523)

Net cash used in investing activities	(2,665)	(1,523)

Cash flows from financing activities
Net payments under revolving credit agreement	(2,000)	(2,000)
Tax benefit from stock-based awards	217	—
Payment of dividends	(347)	(342)

Net cash used in financing activities	(2,130)	(2,342)

Effect of exchange rate changes of cash	266	80
Net increase (decrease) in cash and cash equivalents	(539)	2,547
Cash and cash equivalents at beginning of period	13,949	1,633

Cash and cash equivalents at end of period	$13,410	$4,180

Main: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG

Reconciliation of non-GAAP financial measures to GAAP financial measures

KMG provides non-GAAP financial information to complement reported GAAP results. KMG believes that analysis of our financial performance would be enhanced by an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. Excluding expenses related to the integration of OM Group’s Ultra Pure Chemicals business and CEO transition expenses from current results will allow for more accurate comparisons of our operating performance. KMG intends to continue to provide certain non-GAAP financial information and the appropriate reconciliation to GAAP in its financial results. As required by SEC rules, the tables below present a reconciliation of our presented non-GAAP measures to the most directly comparable GAAP measures.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

First Quarter Fiscal 2014

Dollars in thousands, except EPS

	KMG Chemicals, Inc.
				Diluted
	Operating		Net	Earnings
	Income	Margin	Income	Per Share
Non-GAAP measure	$4,835	5.2%	$2,511	$0.22
Acquisition & integration expenses	(500)	(0.5%)	(326)	($0.03)
CEO transition costs	(1,280)	(1.4%)	(833)	($0.07)

GAAP measure	$3,055	3.3%	$1,352	$0.12

	Electronic Chemicals		Wood Treating Chemicals
	Operating		Operating
	Income	Margin	Income	Margin
Non-GAAP measure	$3,838	6.0%	—	—
Integration expenses	(500)	(0.8%)	—	—

GAAP measure	$3,338	5.2%	$2,505	8.6%

Table 1

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands)

	Three months ended
	October 31,
	2013	2012
GAAP net income	$1,352	$4,142
Interest expense	663	411
Depreciation and amortization	3,464	1,757
Income tax provision	725	2,399
Discontinued operations	—	—

EBITDA	6,204	8,709
Unusual items impacting net income
Acquisition and integration expenses	500	577
CEO transition costs	1,280	—

Adjusted EBITDA	$7,984	$9,286

Main: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG

Source: KMG Chemicals, Inc.

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

eglover@kmgchemicals.com

Main: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG